Exhibit 99.1 FOR IMMEDIATE RELEASE

Green Plains Expands Leadership Team with Ryan Loneman as General Counsel

OMAHA, Neb. January 12, 2026 - Green Plains Inc. (NASDAQ: GPRE) today announced the appointment of Ryan Loneman as General Counsel and Secretary, effective January 26, 2026. In this role, Loneman will lead Green Plains’ legal function and serve as a key advisor to senior leadership on corporate governance, strategic transactions, and regulatory matters.

“Ryan brings a wealth of legal experience and a strategic perspective that will be invaluable to Green Plains,” said Chris Osowski, President and Chief Executive Officer. “His expertise in corporate governance, compliance, and complex transactions positions him well to support our long-term growth strategy.”

Loneman joins Green Plains from Lindsay Corporation, where he served in a variety of legal roles since 2016, most recently as Vice President - Legal. He previously was Vice President and General Counsel at Signal Security, an international security services franchisor, and practiced law with Kirkland & Ellis LLP. A Nebraska-licensed attorney, he earned his Juris Doctor with distinction from Stanford Law School, and an undergraduate degree in Finance and Philosophy from Creighton University. He is also a 2019 Leadership Omaha graduate.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company driving the transition to a low-carbon economy through the production of renewable fuels and sustainable, high-impact ingredients. Leveraging agricultural, biological, and fermentation expertise, the company transforms renewable crops into low-carbon energy and feedstocks. Green Plains is a leader in low-carbon intensity (CI) biofuels production and continues to explore opportunities to expand its output. With a strong commitment to innovation and operational excellence, Green Plains is delivering long-term value to stakeholders. For more information, visit www.gpreinc.com.

Green Plains Inc. Contacts
Investors: Will Joekel, CFA | Vice President and Treasurer | 402.952.4946 | will.joekel@gpreinc.com
Media: 402.884.8700 | media@gpreinc.com
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